Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Adial Pharmaceuticals, Inc. on Form S-3 of our report dated September 26, 2023, which includes explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Adial Pharmaceuticals, Inc. as of and for the years ended December 31, 2022 and 2021 appearing in the Current Report on Form 8-K of Adial Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 27, 2023.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

January 12, 2024